 Exhibit 99.2

Transcript of COPsync, Inc. Conference Call, Held on March 28, 2016, relating to reported financial results for the fiscal year ended December 31, 2015

C O R P O R A T E   P A R T I C I P A N T S

Ronald A.  Woessner, Chief Executive Officer

Barry W.  Wilson, Chief Financial Officer

C O N F E R E N C E   C A L L   P A R T I C I P A N T S

Brian Kinstlinger, Maxim Group

Ajay Tandon, SeeThruEquity

Jim Dolan, Cherry Tree and Associates

Stanley Wunderlich, Tactical Growth Partners

Josh Seide, Maxim Group

P R E S E N T A T I O N

Operator:

Good day, ladies and gentlemen, and thank you for standing by.  Welcome to the COPsync Incorporated 2015 Full Year Financial Results Call.  At this time, all participants are in a listen-only mode.  A brief question and answer session will follow the formal presentation and instructions will be provided at that time.  If anyone should require Operator assistance during this conference, please press star then zero on your telephone keypad.  As a reminder, this call is being recorded.

I would now like to introduce the Company’s Chief Executive Officer, Mr. Ronald A. Woessner.  Please go ahead, sir.

Ronald Woessner:

Thank you, Operator.  Good afternoon listeners.  Thank you for attending the call today.  Welcome to COPsync’s 2015 Full Year Financial Results Conference Call.  With me today is the Company’s Chief Financial Officer, Mr. Barry Wilson.

Before I begin my prepared remarks, I want to remind listeners that during the call, Management’s prepared remarks may contain forward-looking statements that are subject to risks and uncertainties.  Management may make additional forward-looking statements in response to your questions today.  Therefore, the Company claims protection under the Safe Harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  Actual results may differ material from those discussed today and therefore we refer you to a more detailed discussion of these risks and uncertainties in the Company’s filings with the SEC from time to time.

In addition, any projections as to the Company’s future performance represented by Management include estimates as of today, the 28th, of 2016, and the Company assumes no obligation to update these projections in the future as market conditions change.

This webcast will be available at www.COPsync.com on the Investor Relations page.

Today, we will review our 2015 full year financial results and cover a number of points to let you know where our business is headed, our current performance, our strategic initiatives, and our road map for growing our business to achieve positive cash flow and eventual profitability.

2015 was a year of significant change at COPsync, as we laid the foundation for future revenue growth and the advancement of our goal of establishing COPsync as the premier software provider for enhancing facility safety and creating one real-time information-sharing and data interoperability network among law enforcement agencies across the county—excuse me, across the country.  Perhaps the single largest step forward toward that end was the completion of a $10.6 million underwritten public offering and successful uplisting to the NASDAQ stock market in November 2015.  This infusion of capital will enable us to accelerate our business growth and has greatly enhanced our corporate profile.

As we look back on 2015, we believe we have only begun to scratch the surface of the vast potential of our software and business model and we see a number of positive business metrics that support our optimism for the future.  For the full year 2015, we reported consolidated record revenues of $6.1 million compared to $5.9 million recorded in fiscal 2014.  More importantly, total revenues in the second half of 2015 increased 32% year-over-year to $3.7 million, as the Company completed a successful reorganization of its sales and marketing team in the second quarter of 2015.

We made strong advancements in our COPsync and COPsync 911 software business, including software licenses, subscription revenues reaching a record $3.3 million for fiscal 2015.  This represents a 24% increase compared to $2.7 million recorded in 2014.  As we continued to gain traction in our SaaS business in 2015, we saw improved gross profit for software license subscription revenues, as well as overall gross profit.  Billings for renewing customers also increased in fiscal 2015 to $1.7 million, a 24% increase year-over-year from $1.3 million in 2014.

Throughout 2015, we have progressively expanded our market penetration in Texas as well, and several other states, as we move forward with our nationwide rollout plans.  We have a strong footprint in Texas with the Company now having customers in approximately 79% of the 254 counties in the state.  Outside of Texas, we have made sales in-roads in Louisiana, Massachusetts and New Hampshire.  I am pleased to report that at the end of fiscal 2015 the total number of operational customers in the COPsync network was 657, including 660 law enforcement agency customers and 847 subscribers to the COPsync 911 threat alert system.  Hence, in 2015, we have built a solid foundation to support sustained top and bottom line business growth.  As we move through 2016, our goal will be to build on this momentum we have created thus far.

I would now like to turn the call over to our Chief Financial Officer, Barry Wilson, to discuss our numbers in greater detail, and then I will discuss our initiatives and plans for our future growth.

Barry Wilson:

Thanks Ron.  As Ron mentioned previously, our revenues for fiscal year 2015 rose to a record $6.1 million, a 4% increase from revenues of $5.9 reported in fiscal 2014.  The revenue increase was driven by a 24% year-over-year increase in software license subscriptions revenues totaling $3.3 million.  The increase in software license subscriptions revenues in 2015 was partially offset by a decline in hardware installation and other revenues which totaled $2.8 million in 2015, compared to $3.2 million in 2014.  The Company expects its hardware sales to vary over time depending on the nature of the new and existing contracts and, overall, we expect hardware sales to be a lesser percentage of our revenue mix in the years to come as we build our SaaS network.

Our total revenues were comprised of the following:  Third party hardware was 36% of total revenues; VidTac 10%, COPsync network 46%; and the COPsync 911 was 8%.

Gross profit for fiscal year 2015 totaled $2.3 million, compared to $2.1 million in fiscal 2014.  Gross profit percentage was 37% for fiscal year 2015, compared to 36% in fiscal 2014.  Gross profit percentage for software license subscriptions revenues increased to 57% in fiscal 2015, compared to 55% in fiscal 2014, while the gross profit percentage for hardware installation and other revenues was 14%, compared to 21% in fiscal 2014.

Operating loss in fiscal 2015 was $4 million, compared to an operating loss of $4.1 million in fiscal 2014.  The decrease in operating loss in fiscal 2015 was attributable to an increase in gross profit partially offset by an increase in overall operating expenses.  Total operating expenses were $6.3 million in fiscal 2015, compared to $6.2 million in fiscal 2014.  Of this amount, $2.5 million was for G&A, $1.6 million was for R&D and $2.2 million for sales and marketing expenses.  The increase in total operating expenses was the result of an increase in sales and marketing expenses, largely offset by a decrease in G&A and research and development expenses.  The Company expects R&D expenses to increase in 2016, as additional resources are invested in feature and functionality enhancements designed to facilitate the sale of the Company’s COPsync network and network—and I should say COPsync 911 service offerings across the US and initiatives to further enhance its technology platform so that it will be capable of supporting of millions of users.

We recorded a net loss of $6.4 million in 2015, compared to the net loss of $4.2 million during the prior year period.  The increase in net loss in 2015 was mainly attributable to a $2.2 million increase in other expenses, mainly non-cash items related to the beneficial conversion of notes and exercise of warrants in conjunction with our uplisting to the NASDAQ in November.

We recorded a GAAP loss per share in fiscal 2015 of $1.43 on 4.5 million weighted average shares outstanding, compared to a loss per share of $1.18 in 2014 on 3.7 million weighted average shares outstanding.  The actual number of outstanding shares at December 31, 2015 was 8,362,903 shares.

From a balance sheet perspective, as of December 31, 2015, the Company had $8.3 million in cash and cash equivalents compared to $587,000 at year end 2014.  The Company had working capital of $5.1 million and a current ratio of 2.08-to-1 as of December 31, 2015, compared to a negative working capital of $3.5 million and a current ratio of 0.28-to-1 as of December 31, 2014.  Cash used in 2015 was $3.3 million.  This compares to net cash used of $2.9 million in fiscal 2014.  The Company’s cash position as of today is approximately $5.1 million.  We believe our cash resources, combined with the expected cash inflows from our renewing customers and the sales growth we expect in the coming quarters, provide us with sufficient resources to deliver on our business expansion plans for the foreseeable future.

At this time, I’d like to turn the call back to Ron for additional comments.

Ronald Woessner:

Thank you, Barry.  We ended 2015 in the strongest position in our Company’s history, with record revenue and a strong balance sheet to deliver on our future growth plans.  Our SaaS business in both our COPsync network and COPsync 911 customers have grown substantially and are poised for nationwide expansion.  We have a focused Management Team and a strong plan to deliver future success with a path to future cash flow profitable operations.

Our sales and marketing efforts continue at a full pace in 2016.  We intend to make further investment in strengthening and increasing the size of our Sales Team to accelerate sales growth throughout 2016, with an eye toward reaching cash flow positive operations in 2017.  We are actively pursuing a two-pronged sales strategy to maximize revenue growth, especially in recurring software licensing and subscriptions.  This will allow us to drive strong margin performance in the quarters and years to come.

Our first objective is to diligently add new subscribers to the strong footprint we have built in our home state of Texas, with an eye toward reaching a critical mass or tipping point which we believe will enable COPsync to secure virtually all the estimated 76,000 Texas law enforcement officers as COPsync network subscribers.  To this end, 23% of the estimated 2,642 Texas law enforcement agencies are customers and we have at least one customer in approximately 79% of the 254 Texas counties, and we are only four county sheriff departments short of having a majority of the 254 sheriffs departments using the COPsync network service.

It is important to note that achieving this goal will result in two very important things for the future.  First, it will provide us with a blueprint for replicating this strategy on a state-by-state basis, and second, it will help us to lock out potential competitors that may arise by significantly raising the barrier to entry.

Our second sales objective is to accelerate our nationwide expansion efforts.  We currently have COPsync network and COPsync 911 Threat Alert system customers in 10 states and we are planning or executing plans to secure additional customers in five to six additional states within the next four months.  We are confident that this strategy will drive revenue growth in 2016, and we look forward to reporting on our progress in the coming quarters as we expand the scope of the COPsync network and COPsync 911 Threat Alert system, which thereby continues our march toward our objective of creating one nationwide law enforcement in-car real-time information sharing and data communication network.  Already in 2016, we have secured our first COPsync 911 school district customer in New York and we have added our first metropolitan Dallas County police department to the COPsync network.  We have also received a number of important endorsements and introductions from business leaders and government officials, including the mayor of Patterson, New Jersey, where we are seeking to establish a presence for our Company.

Before opening the call to questions, I want to summarize where we are and where we see the business going as we move forward in 2016.

First, I want to emphasize that we have a talented and dedicated team of professionals at COPsync who are committed to building our Company into a driving force in this industry while delivering the sales results, superior products and 100% customer satisfaction, all for the benefit of our stockholders.

In the first half of 2015, we determined to materially revamp our sales force from the top down to produce the sales results we seek.  While these revamps often lead to dips in short-term sales results because of a loss of momentum caused by the existing sales people exiting the business and the time required for the new sales people to come up to speed with respect to our products and our customers, in our case, the new sales leadership and team was able to manage through the revamp and produce record sales, which resulted in a 32% increase in revenue in the second half of 2015.  We are continuing to add new people to the Sales Team and by mid-year of this year we expect to have increased the size of the team by 100%.  This of course will help us achieve our sales objectives, since sales is simply a matter of metrics; the more sales calls made, the higher the close ratio, the higher the sales.

In sum, Management is focused on driving further market penetration in our current end markets in Texas and aggressive expansion into new states.  We are confident that this will enable us to achieve a record year of accelerating higher margin, revenue growth for COPsync in 2016, as well in the years to come.

This concludes our prepared remarks.  Operator, at this time, please open the call for questions.  Note that we will limit callers to one initial question and one follow-up.  Thank you.

Operator:

Thank you.  If you would like to ask a question at this time, you may signal by pressing star, one on your telephone keypad.  If you are joining us using a speaker phone today, please make sure your mute function is turned off to allow your signal to reach our equipment.  Once again, we do ask that you please limit yourself to one question and one follow-up question.  Once again, that is star, one for questions at this time, and we’ll pause for just a moment to allow everyone a chance to signal.

Once again that is star, one for questions today.

We’ll hear first from Brian Kinstlinger with Maxim Group.

Brian Kinstlinger:

Hi, good evening guys.  How are you?

Ronald Woessner:

Good.  Good afternoon, Brian.

Brian Kinstlinger:

You mentioned 10 states that have installations.  Clearly, we’ve got Texas, Louisiana, Massachusetts, and New Hampshire, and then you recently on the call here you mentioned New York.  Can you go over some of the other states that you’re installed in, are those recent wins, and is there just limited penetration which is why you haven’t mentioned those?

Ronald Woessner:

Yes.  The penetration in other than in our core states has been limited and so therefore we haven’t mentioned them specifically in any material aspect.  So, to summarize, our key presence is in Texas, Louisiana, Mississippi, here in the southwest, and then moving into the southeast, New Hampshire, Massachusetts, so these five states would be considered to be our core states and core focus of our current activity.  We have additional customers in a couple of additional states, in New England, Rhode Island and Maine, for example.  We have a handful of customers in New York, Virginia and North Carolina.

Brian Kinstlinger:

Great.  Then, maybe you can talk about how COPsync network has been able to be cross-sold in some of those states where you started with 911.  What is sort of the sales cycle to cross-sell into those states?

Ronald Woessner:

The COPsync 911 system is complementary to the COPsync network system, for the simple reason that the COPsync 911 system is unique, to our knowledge, in that it’s connecting the facility under threat directly to the local law enforcement agency, and so hence when we make a sale in these areas where the focus of our sales conversation is the 911 system, we are also then having a related complementary conversation with the law enforcement agencies.  Certainly, you can appreciate the fact that when we move into an area and we talk about COPsync 911, the superintendents of the schools, the courthouse administrators, the judges, the executives at the hospitals, executives at the energy infrastructure facilities, et cetera, where we are speaking, they have a measure of influence in the local jurisdiction where they reside and operate, and so hence it’s a simple matter for them to call the local law enforcement officers and agencies and ask them to take a meeting with us to talk about the unique and innovative threat alert system that we provide.

Is that responsive to your question, Brian?

Brian Kinstlinger:

Yes.  Yes, great.  Thank you.

Ronald Woessner:

You bet.

Operator:

Our next question will come from Ajay Tandon with SeeThruEquity.

Ajay Tandon:

Hey, Ron, good afternoon, and thanks for the update.  Appreciate that.  It was very helpful.  So a little bit more on your revenue mix, I was hoping to understand what do you foresee by the end of 2017? Any color or guidance you can give us on what the ideal revenue mix would be between Texas and states obviously that you’re working on making installations in?

Ronald Woessner:

Let’s start with where we are today.  Currently, Texas accounts for approximately 97% of our total revenues, and so over time of course we’re going to see that number decrease as our presence in these other states continues to increase.  It’s too early, Ajay, to say what that number is going to look like, and time will tell depending on how quickly we’re able to accelerate our footprint and expand our presence in these adjoining states.

Obviously, our key focus is to expand our presence in these additional states, because, as we’ve stated repeatedly and as we discussed on the call today, our desire is to create one law enforcement network connecting all law enforcement officers in the US, and so over time you’re going to start to see early indications of acceptance in these additional states, and then once you see these early indications of acceptance in these additional states, then we’ll bring a focus, a sales effort to continue to build out our presence in those additional states.

I will tell you that in connection with 100% increase in the direct sales force that I mentioned earlier, some of those folks are specifically allotted to and designated to be working in these initial additional states that we have a target for early expansion.

Ajay Tandon:

Got it.  Thank you.

Ronald Woessner:

You’re welcome.

Operator:

Our next question will come from Jim Dolan with Cherry Tree and Associates

Jim Dolan:

Thanks very much.  Thanks guys for the update.  Nice momentum you’ve got going obviously.  A question about your sales costs and the relationship to revenues.  Do you track sales costs and compare them to revenues generated by those sales, and if so, can you give us any color on the relationship between those two numbers?  In other words, does it cost you X to get a customer and you get Y from that customer in the first year, or something like that?

Ronald Woessner:

Jim, I assume you’re referring to something more granular than simply the overall gross margins that we’re seeing with respect to …

Jim Dolan:

Correct, right.  I’m sorry, I should have refined the question somewhat.  I’m really focusing on the network primarily.

Ronald Woessner:

Yes.  So, the answer to your question is the following:  We currently are focusing on growing our top line revenue as quickly as we can and expanding our footprint, and so therefore the incremental cost of adding one new customer is not one where we have devoted a significant amount of analysis to.  Certainly, as we move forward in time this year, we’re going to get more granular with respect to our unit costs of adding one new subscriber, and so this will help people in their ability to model out the profitability of the business as our network expands.

Jim Dolan:

Do you do it in any less granular way, for instance, at the state level?

Ronald Woessner:

We certainly could right now.  Ninety-seven percent of our revenues are coming from Texas, and so therefore, from a state perspective, there’s not much data for us to work with.  Certainly, as we collect more data in these new additional states, we can start providing that level of granularity, and my expectation would be that the cost of sales in the new states as we move into, on a unit level basis, will be higher than what we’re experiencing in Texas, because in Texas now, with the significant penetration we have in the state, we’re starting to experience some serious economies of scale in terms of our sales effort, and so therefore we would expect to see the costs of sales here in the state of Texas to be lower than, for example, in some of the new states that we’re moving into.

Jim Dolan:

Yes, I was curious and hopeful that there was a network effect as you grow in a state and for a while it could to get easier and cheaper to get customers before you top out and it goes either way.

Ronald Woessner:

Absolutely, there’s no question there is such a network effect and we can certainly provide anecdotal information to that effect, and furthermore our common sense and business experience, plus what we learned by reading Malcolm Gladwell’s book on the tipping point and so forth, we all understand the concept of a network effect.  What we don’t have for you today is the specific metrics to demonstrate that in a numerical sense.

Jim Dolan:

Okay, thank you.  I do have one quick follow-up question.  I think, Ron, you said you’re looking for cash breakeven at 2017.  Did I get that right?

Ronald Woessner:

I don’t, know that I specific—yes, we did say 2017.  We haven’t specified exactly when in the year, but we have our own financial models and internal forecasts and that is what we’re targeting.

Jim Dolan:

Okay.  Thank you.

Ronald Woessner:

Yes, sir.

Operator:

Our next question comes from Stanley Wunderlich with Tactical Growth Partners.

Stanley Wunderlich:

Hi Ron.  Hi Barry.  Congratulations on a great second half.  So just turning a little bit away from your organic part of the business, can you talk a little bit about any alliances or anything you’re looking at as far as acquisitions, people talking to you either on the hardware or the software side?  It would appear that with your strong balance sheet there may be some opportunities.  What are you seeing and what are you looking at?

Ronald Woessner:

Yes, we are looking at potential acquisitions that are brought to us from time to time with the banking firms we associate with and our other friends, and specifically what we’re looking at—maybe use the word business collaboration, because that’s a broader concept and it will help me illuminate the point of how we look at this particular aspect of our business.

First of all, we’re looking for a business—folks to collaborate with that can help drive our product, to re-sell our product as we move throughout the US.  We have approximately 18,000 state and local law enforcement agencies in the US.  There are fifty-some states.  Each of these states and regions has its own particular culture.  There are companies that have a particular niche in different regions of the US in the law enforcement space, and certainly we want to collaborate with those people and talk with them about introducing our product offerings in their current customer base and taking advantage of their sales channels.  So, that would be one category that we’re talking with and looking at.

The second category would be of people that we can collaborate with that have the ability to help us develop new product offerings, where we can create a two plus two equals a ten synergy, and then also potentially benefit from any broader reach or marketing and distribution channels that they may have.  So, I would call that category number two.

Then the final category would be your run-of-the-mill garden-variety acquisition circumstance where we can on an ad hoc or opportunistic basis we can see a company that has a footprint in a business that we’re in or adjacent to the business that we’re in, where we can see the opportunity to potentially pick up their current revenue stream plus a customer base that they have that we could then sell our product offerings to.

Stanley Wunderlich:

Great, and just one quick follow-up.  Can you talk—I know you’ve been spending some time in the New Jersey and New York areas.  Can you talk a little bit about the sales cycle there and what’s going on maybe in a little bit more detail?

Ronald Woessner:

Yes, sir.  This is the way to think about how we’re going to attack these additional states that we move into.  Even though we have hundreds of customers in Texas and we have an extensive broad footprint in Texas and in New England, as we move into new areas of the country, we are still really an unknown, unknown to them, and the reason for that is not only are we as a company unknown, but the product that we are bringing, real-time information sharing among law enforcement agencies, is something that heretofore hasn’t existed anywhere in the US or the world, to my knowledge, and so therefore there is—there are no existing companies against whom our potential customers can examine us because we are unique in this regard.  So therefore, in addition to going through the normal sales cycles processes, it takes a while for us to move through the phase where they get comfortable with who we are, they’re comfortable with the balance sheet, they get comfortable with our Management Team, they get comfortable with our product offerings.  These are all things that we don’t have to experience here in Texas because of our extensive reputation here in the state.

So hence, as an investor, what I’d be looking for is sort of for early indications of success in these new states that we move into.  So there typically will be a three-step process that folks can look for and can examine our progress and gauge our progress against these three steps.

The first step would be an indication from us that we’re active in a particular state.  For example, there was some press we issued where we said we were going to be meeting with the Chiefs of Police Association in the state of Florida.  So, that’s an early indicator that we’re going to be active in the state.  These events are not chosen by random, we chose the Chiefs very deliberately.  Then step number two then for an investor to be looking for would be a statement from us that we’ve been able to secure new customers in that state and here’s who they are.  Then finally then beyond that as an investor, you’d be looking for the pace of the particular rollout.

How long that will take, I don’t know, it will vary from state to state; however, the process will remain the same and that’s the benchmark against how folks can analyze our progress in these new states that we move into.

Stanley Wunderlich:

Thank you very much.

Ronald Woessner:

Yes, sir.

Operator:

Our next question will come from Josh Seide with Maxim Group.

Josh Seide:

Hey, thanks for taking the question.  Based on the bookings trends and given that March is almost over, should we expect a similar sequential revenue growth for software and hardware revenue in first quarter?

Ronald Woessner:

Josh, I’m not going to provide any specific guidance relative to Q1 at this time.  What I will say is this, that we do have significant plans to accelerate the growth of the business this year and you’re going to see that number reflected in the sales bookings numbers over time.  That number, you could also expect to see that grow sequentially throughout the year, because as—from the context of our business, where we have brought in this new sales team is we’re continuing to incrementally add to the sales team, it takes us some time to find the right people, to train them to the processes that we know work, and then to get them to be effective in the field in order to start closing deals.  So, that’s point number one.

Point number two, as I said earlier, sales is very simple.  It’s a matter of the more sales calls you make, the higher your close ratio, then the more sales you close, period.  We have the indisputable advantage of having a product on the COPsync network side for which there is no competition, (a), and (b) for which there is an undeniable need and we have virtually 100% customer acceptance.  So, the way we’re looking at the market is that we will grow as quickly as we’re able to ramp our sales team and make them effective, and simply work through the sales process and get the deals closed.

Hence, in sum, look for accelerating growth over time and then that will be reflected in order bookings numbers and then of course our revenue follows the order booking.

Josh Seide:

Great.  Thank you.

Ronald Woessner:

Yes, sir.

Operator:

Ladies and gentlemen, I would like to remind you at this time if you have a question today, you may signal by pressing star, one now.

We’ll take a follow-up from Brian Kinstlinger.  Please go ahead.

Brian Kinstlinger:

Hey, I have two.  First one, just sort of talk about hardware—I realize software is mainly recurring in subscription revenue, so new deals should grow sequentially or be incremental.  Talk about hardware and how lumpy it is and, you know, we went from $500,000 to $1.2 million.  Can we just as easily go down that quickly?  Is there a more stable base? Is that a leading indicator to the software business, if you’re selling hardware?  Thank you so much.

Ronald Woessner:

So, two ways to think about this Brian.  Number one, there will be some variability associated with the hardware from quarter to quarter, and this is a function of the particular customer’s appetite for our hardware, for the third-party hardware that we sell in connection with the COPsync network service.   Now, having said that, we don’t expect to see a year-over-year where we experience a decrease in hardware.  Our plan is to sell hardware where we can as we move forward in time and approach these new customers.  Based on the historical metrics here, where we have 36% of our revenues was third-party hardware, then we would fully expect that as we move forward in time, that as we increase the order bookings number, then the hardware revenue will approximate that and will continue at that pace.  Hence, I don’t see the percentage increasing, but I do see the percentage staying constant, and then as a constant percentage of a higher number then of course it will yield a higher number.

In addition, 10% of our total revenues this year came from our proprietary VidTac product.  We are devoting now more resources against that, we’re exploring ways to sell that more effectively, and hence, naturally, over time we’d expect to see the VidTac sales account for a slightly higher percentage of our total sales, as well.

Brian Kinstlinger:

Then, can you talk about how many sales people you have today versus maybe how many you had in the midpoint of ’15, and also the beginning of ’15?

Ronald Woessner:

Yes.  So, we’ll say we have approximately—as we sit here today, we have approximately if not the same number that we had throughout the entirety of 2015.  What the difference is though, the mix of the people is very, very different, and hence—the simple point is the number hasn’t changed but mix of people has changed, and so we replaced approximately two-thirds of the Sales Team over the last X number of months, and then we’re going to continue to bring in new sales folks and train them to our standards and our processes and make them effective as quickly as we can.

Brian Kinstlinger:

How many are focused on Texas versus states outside of Texas?

Ronald Woessner:

Right now, I would say we have approximately—I would say four people, we’ll call it four, focused on Texas, and we have a couple of additional people that are focusing on other states currently as we sit here this minute.

Brian Kinstlinger:

Great.  The last question is can you just talk about New York and who your customer is there, how large they are, and how this might lead to additional opportunity within New York?

Ronald Woessner:

So, the customer we announced was a school district police department, and we see this as the early entry into the state of New York.  Hence, each new state we move into begins a new process of educating customers as to who we are and what we’re all about, and the value that we bring, and thus, we view it as a place to have a focal point of activity as we continue to expand our sales in a viral-like fashion around these initial customers.

I will say that today our sales activity in New Jersey is where we’re focusing our efforts there, in that part of the country, and so we would really—so our intent would be to focus our sales efforts in New Jersey and see what can be done about taking the network and the COPsync 911 system throughout the length and the breadth of New Jersey, and then of course then that will simply be a stepping stone then in order to help us expand our footprint in the state of New York.

Brian Kinstlinger:

Great.  Thanks, Ron.

Ronald Woessner:

Yes, sir.

Operator:

Ladies and gentlemen, that will conclude today’s question and answer session.  Mr. Woessner, at this time, I’d like to turn the call back to you for any additional or closing remarks.

Ronald Woessner:

Yes, thank you.  In closing, we’d like to thank our shareholders and investors for your continued support.  We appreciate the opportunity to serve you.  We come to the office every day and put our shoulder against the grindstone and see what can be done in order to increase the size of our footprint here in Texas and spread what we’re doing throughout the length and breadth of the entirety of the US.  Some of our investors have been patient, have been invested from early on when they were invested when the Company was simply an idea on a piece of paper, and for those particular we are—those folks we are particularly appreciative of their continuing support.  I can assure you that those of us here at COPsync are focused on working very, very hard for the benefit of the shareholders and we expect to see the results of our hard work start to pay dividends in a meaningful way in 2016.  Thank you very much.

Operator:

Ladies and gentlemen, that will conclude today’s conference.  Again, we do thank you all for joining us.